Friends and Family
OWNER OFFER

Owners, you and your friends and family are invited to purchase preferred stock (NASDAQ: WVVIP) at a special price of $4.85 per share.

Price per share increases to $5.35 after September 30, 2023.


"One of America's
Great Pinot Noir
Producers"
—Wine Enthusiast Magazine

Your investment helps support the new Tasting Room & Restaurant opening in Bend this winter and the new Pinot Noir plantings at the Jory Claim (below) and Dayton vineyards.





Winemaker Terry Culton plants the famous Calera clone of Pinot Noir at our new Dayton Vineyard.

Learn more and apply at wvv.com/ownership.

(800) 344-9463 · (503) 588-8894 · stock.offering@wvv.com

Jim Bernau, Founder/CEO

Free Writing Prospectus to the Company’s Registration Statement on Form S-3, SEC File No. 333-265961 and all related Prospectus Supplements. Benefits of Ownership · Annual 4.53% dividend or wine credit with 15% more value. · Discount of 25% off wine bottle purchases. · Complimentary educational wine tasting at any of our locations and at future locations (once per month, by reservation). · Discounted or complimentary admission to special events and experiences like VIP winery tours and blending experiences. · Priority to purchase limited-production wines, new releases and wines with personalized labels. · Invitations to Owner-exclusive events and new location openings, including our Annual Owners’ Weekend. · Regular email updates on winery developments. · Opportunities to volunteer and increase your wine knowledge through the non-profit Oregon Wine Enthusiasts or support storytelling efforts as a Brand Ambassador. · Personalized winery cards upon request; the initial set is complimentary. See full list of Owner benefits at wvv.com/ownership. wvv.com · (800) 344-9463 · stock.offering@wvv.com Jim Bernau, Founder/CEO Willamette Valley Vineyards, Inc., has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about our company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents at http://www.wvv.com/prospectus, or we will arrange to send you the prospectus (including the documents incorporated therein by reference) if you so request by writing us at stock.offering@wvv.com or calling 1-800-344-9463.